Exhibit 99.1

For Immediate Release
Media Contact
Dick Parsons
           “Perfectly Filtered Water
  For a Great Taste and a Healthier Life”

 (949) 234-1999
dickparsons@seychelle.com

Seychelle Reports Ninth Straight Quarter of Profitability and as previously
 Reported the Actual Shipment of the New Radiological Filter in the US
With Sales Efforts Commencing in Japan

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) –  October 17, 2011 – Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (OTCQB: SYEV),  a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made three key announcements today.  First, the Company announced that sales revenue for the fiscal quarter ended August 31, 2011 was $1,508,466 compared to $700,102 in the prior year, up $808,364 (+115.4%).  Income before taxes of $237,266 was an increase of $219,854 (+1,262.6%) compared to the prior year’s Income before taxes of $17,412.  Net income after income taxes was $188,300 for the same period and was up $170,888 (+981.4%) versus prior year of $17,412.   The net income after taxes figure was 12.4% of total revenues compared to a prior year figure of 2.4%.

Carl Palmer, President and CEO announced that “this is the ninth straight consecutive profitable quarter in a row for Seychelle.”   He added that “we anticipate a continuation of this sales and earnings trend, primarily as a result of our high margin new products, but will to continue to deal with the effects of an adverse tax ruling from the State of California as it relates to our net loss carryforwards.”

Second, the Company reported that sales revenue for the first six months of the fiscal year ended August 31, 2011 was $3,289,485 compared to $1,911,522 in the prior year, up $1,377,963 (+72.0%).  Income before taxes of $556,868 was up $66,547 (13.5%) compared to the prior year’s income before taxes of $490,321.  Net Income after income taxes was $337,615 for the same period and was down $152,706    (-31.1%) versus prior year of $490,321.  The net income after taxes figure was 10.2% of total revenues compared to a prior year of 25.6%

As noted previously, one of the major issues impacting the Company’s net income was the decision by California to disallow the Company’s net loss carryforwards in Calendar 2011 which has affected the fiscal quarter ended May 31, 2011 and all of the quarters going forward. This is the reason the Company is now discussing in this press release income both before and after taxes. The Company believes that the affect of the tax ruling on our net income will become immaterial after a full year due to the high margin new products the Company is launching, including the radiological filter which has already received orders as previously reported. The Company plans to more than offset the effect of the tax ruling on an on-going basis by substantially increasing net income.

The Company continues to entertain the idea of outsourcing the assembly of some of our faster moving products to a high volume assembler/fulfillment vendor when larger orders are received.  This could make the move to a more scalable higher volume business model feasible.   This move could not only help to offset the lost profit from the California decision on NOL’s for all companies, but more importantly continue the rapid profitable growth of the Company with high margin new products.  The Company also continues to review the profitability of the product line on an on-going basis.

Third, Mr. Palmer announced that “we have initiated an affiliate marketing program which began May 1st and has experienced steady growth in sales on a daily basis by directing people to our website through the use of advertisements on affiliate websites. Sales through August 31 were approximately $23,000. The Seychelle affiliate marketing program and Seychelle's innovative products will be the "must have", for the upcoming Holiday Season.”  For more information on how to join the Seychelle’s affiliate marketing program, please go to
http://www.shareasale.com/shareasale.cfm?merchantID=31774

With Seychelle portable water filtration, consumers can drink, with complete confidence, perfectly filtered water that is great-tasting from a variety of sources – the tap, rivers, streams, ponds or creeks. The standard filter works for water from the tap while the advance filter is needed for outdoor use. The proprietary Seychelle Ionic Adsorption Micron Filtration (IAMF) has been tested extensively by Independent Government laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53.

         ”Seychelle Products are the Most Field and Laboratory Tested
Products of Their Kind in the World”

About Seychelle Environmental Technologies, Inc.

Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV) is a worldwide leader in the development, assembly and sale of a proprietary filtration system for portable water bottles.  For more information, please visit www.seychelle.com  or call (949) 234-1999.

Note to Investors

Seychelle is a national, publicly traded company with 25,932,646 outstanding shares of common stock, including a float of approximately 7.9 million shares.  This press release may contain certain forward-looking information about the Company's business prospects/projections.  These are based upon good-faith current expectations of the Company's management.  The Company makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to the Company.  The company assumes no obligation to update the information in this press release.